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                                                                  EXHIBIT NO. 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The earnings to fixed charges ratio is calculated using the Securities and Exchange Commission guidelines.

------------------------------------------------------ -------------------------------------------------------------------
                (dollars in millions)                                       Year Ended December 31,
------------------------------------------------------ -------------------------------------------------------------------
                                                           2001         2000          1999         1998         1997 (a)
                                                       ------------- ------------ ------------- ------------ -------------
Earnings as defined for fixed charges calculation Add:

      Pretax income from continuing operations b             $2,375       $1,596         $ 722        $ 821          $621
      Fixed charges                                             837          786           429          276           235
      Distributed income of equity investees                    156          137           111           94            55
Deduct:
      Preference security dividend requirements of
      consolidated subsidiaries                                 127           83            52           18             -
      Interest capitalizedc                                     128           48            31            8             4
                                                       ------------- ------------ ------------- ------------ -------------
                                                       ------------- ------------ ------------- ------------ -------------
Total earnings                                               $3,113       $2,388        $1,179       $1,165          $907
                                                       ============= ============ ============= ============ =============
Fixed charges:
      Interest on debt, including capitalized                 $ 689        $ 687         $ 364        $ 251          $224
      portions

      Estimate of interest within rental expense                 21           16            13            7            11
      Preference security dividend requirements of
      consolidated subsidiaries                                 127           83            52           18             -
Total fixed charges                                           $ 837        $ 786         $ 429        $ 276          $235
                                                       ============= ============ ============= ============ =============

Ratio of earnings to fixed charges                              3.7          3.0           2.7          4.2           3.9
------------------------------------------------------ ------------- ------------ ------------- ------------ -------------

(a) Financial information reflects accounting for the 1997 combination of the Company with PanEnergy similar to a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1997.

(b) This excludes minority interest expenses and income or loss from equity investees.

(c) Excludes equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in the Consolidated Statements of Income.